

                                                                 Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                   COMPUTATION OF BASIC AND DILUTED
                           EARNINGS PER SHARE

(In Millions, Except Per Share Data)
                                  Three Months Ended        Nine Months Ended

                                  Oct. 31,    Nov. 1,      Oct. 31,     Nov. 1,
                                    1999       1998         1999         1998
BASIC
Net Earnings Available
  to Common Shareholders           $  573     $    392     $  1,742    $  1,196

Weighted Average Number of
  Common Shares Outstanding         1,490        1,471        1,483       1,469

     Basic Earnings Per Share      $ 0.38     $   0.27     $   1.17    $   0.81


DILUTED

Net Earnings Available
  to Common Shareholders           $  573     $    392     $  1,742    $  1,196

Tax-Effected Interest Expense
  Attributable to 3.25% Convertible
  Subordinated Notes                    4            5           15          17

Net Earnings Available to Common
  Shareholders Assuming Dilution   $  577     $    397     $  1,757    $  1,213

Weighted Average Number of
  Common Shares Outstanding         1,490        1,471        1,483       1,469

Effect of Potentially
  Dilutive Securities:
 3.25% Convertible
   Subordinated Notes                  42           48           46          48

Employee Stock Plans                   29           28           30          27

Weighted Average Number of
  Common Shares Outstanding
  Assuming Dilution                 1,561        1,547        1,559       1,544


Diluted Earnings Per Share         $ 0.37     $   0.26     $   1.13    $   0.79


Employee stock plans represent shares granted under the Company's employee stock purchase plans and stock option plans, as well as shares issued for deferred compensation stock plans. For fiscal years 1999 and 1998, shares issuable upon conversion of the Company's 3.25% Notes, issued in October
1996, were included in weighted average shares assuming dilution for purposes of calculating diluted earnings per share. To calculate diluted earnings per share, net earnings are adjusted for tax-effected net interest and issue costs on the 3.25% Notes (prior to conversion to equity in October
1999) and divided by weighted average shares assuming dilution.

